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                                                                  Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated June 2, 1998, except as to Note 8 which is as of April 14, 1999, relating to the consolidated financial statements of NetScout Systems, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended March 31, 1998 listed under
Item 16(b) of this Registration Statement when such schedules are read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PricewaterhouseCoopers LLP

Boston, Massachusetts
April 21, 1999